As filed with the Securities and Exchange Commission on August 9, 2018

Registration No. 333-224169

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALBERTSONS COMPANIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	5411	47-4376911
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

250 Parkcenter Blvd.

Boise, ID 83706

Telephone: (208) 395-6200

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Robert A. Gordon, Esq.

Executive Vice President and General Counsel

Albertsons Companies, Inc.

250 Parkcenter Blvd.

Boise, ID 83706

Telephone: (208) 395-6200

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Stuart D. Freedman, Esq. Michael E. Gilligan, Esq. Antonio L. Diaz-Albertini, Esq. Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022 Phone: (212) 756-2000 Fax: (212) 593-5955	James J. Comitale, Esq. Rite Aid Corporation Senior Vice President, General Counsel 30 Hunter Lane Camp Hill, PA 17011 Phone: (717) 761-2633 Fax: (717) 760-7867	Marie L. Gibson, Esq. Paul T. Schnell, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, NY 10036 Phone: (212) 735-3000 Fax: (212) 735-2000

Approximate date of commencement of proposed sale of the securities to the public: Not applicable.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer”, “non-accelerated filer”, ”smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

Albertsons Companies, Inc., a Delaware corporation (the “Registrant”), is filing this post-effective amendment (the “Post-Effective Amendment”) to the following registration statement on Form S-4 (the “Registration Statement”) to deregister any and all securities registered but unsold or otherwise unissued under the following Registration Statement as of the date hereof:

•

Registration Statement No. 333-224169 on Form S-4, filed with the Securities and Exchange Commission (the “SEC”) on April 6, 2018, as amended by Amendment No. 1, filed with the SEC on May 15, 2018, as further amended by Amendment No. 2, filed with the SEC on June 21, 2018, and as further amended by Amendment No. 3, filed with the SEC on June 22, 2018, pertaining to the registration of an aggregate of 120,713,196 shares of common stock, par value $0.01 per share, of the Registrant consisting of shares to be issued pursuant to the Agreement and Plan of Merger, dated as of February 18, 2018, among the Registrant, Rite Aid Corporation, Ranch Acquisition II LLC and Ranch Acquisition Corp. together with options to purchase such common stock to be issued in exchange for options to purchase shares of Rite Aid Corporation common stock and the shares issuable pursuant to such options.

On August 8, 2018, the Registrant, Ranch Acquisition Corp., Ranch Acquisition II LLC and Rite Aid Corporation mutually terminated that certain Agreement and Plan of Merger, dated as of February 18, 2018. Accordingly, the Registrant has terminated all offerings of securities pursuant to the Registration Statement. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance but remained unsold at the termination of the offering, the Registrant hereby removes from registration and all securities of the Registrant registered but unsold or otherwise unissued under the Registration Statement as of the date hereof.

The Registrant intends to offset the total filing fee due for a subsequent registration statement or statements by the Registrant or its wholly owned subsidiaries, as applicable, against the aggregate total dollar amount of the filing fee associated with those unsold securities previously registered under the Registration Statement pursuant to Rule 457(p) promulgated under the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Post-Effective Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 9, 2018.

ALBERTSONS COMPANIES, INC.

By:	/s/ Robert G. Miller
	Name:	Robert G. Miller
	Title:	Chairman of the Board of Directors and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 of the Securities Act, as amended.